Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-182166
February 5, 2013

Selective Insurance Group, Inc.

$175,000,000 5.875% Senior Notes due 2043

Final Term Sheet

Issuer:	Selective Insurance Group, Inc.

Security:	5.875% Senior Notes due 2043

Ratings (Moody’s / S&P / Fitch)*:	Baa2 (Negative) / BBB (Negative) / BBB+ (Stable)

Format:	SEC Registered

Par Amount:	$25.00

Principal Amount:	$175,000,000

Over-allotment Option:	Up to $25,000,000 aggregate principal amount of additional notes solely to cover over-allotments, if any

Trade Date:	February 5, 2013

Settlement Date:	February 8, 2013 (T+3)

Maturity:	February 9, 2043

Interest Payment Dates:	February 15, May 15, August 15, and November 15 of each year, commencing on May 15, 2013, and at maturity

Coupon:	5.875% per annum

Price to Public:	100.00%

Optional Redemption:	At any time on or after February 8, 2018, at 100% of the principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption

Listing:	Intend to apply to list on the NYSE; if approved, trading expected to begin within 30 days of issuance

CUSIP / ISIN:	816300 404 / US8163004042

Joint Book-Running Managers:	Wells Fargo Securities, LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC J.P. Morgan Securities LLC Keefe, Bruyette & Woods, Inc. RBC Capital Markets, LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Wells Fargo Securities, LLC toll-free at 1-800-326-5897 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.